                                                                    EXHIBIT 99.1

         GARTNER, INC. REPORTS 2004 THIRD QUARTER AND NINE MONTH RESULTS

STAMFORD, Conn., October 27, 2004 - Gartner, Inc. (NYSE: IT and ITB), the leading provider of research and analysis on the global information technology industry, today reported results for the third quarter and nine months ended September 30, 2004.

Highlights of Gartner's performance for the third quarter of 2004 included the following:

- Total revenue was $202 million, an increase of 3% compared with $197 million in the same period of 2003.

- Net income was $160,000 or $0.00 per diluted share on a GAAP basis, compared with net income of $5 million, or $0.07 per diluted share for the 2003 third quarter.

- Normalized EPS was $0.05 per share, compared with $0.07 per share a year ago. Normalized net income for the recent quarter excluded a charge of $4.3 million for severance arrangements and a non-cash charge on minority-owned investments of $2.2 million. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

- Research contract value was $489 million at September 30, 2004, an increase of 4% from $470 million at September 30, 2003. Client retention in the Research business was 78% for the recent quarter, up from 76% a year ago; wallet retention rose to 93% from 85% a year ago.

For the first nine months of 2004:

- Total revenue was $638 million, an increase of 4% compared with $615 million in the same period of 2003.

- Net income was $12 million, or $0.09 per diluted share on a GAAP basis, compared with $17 million, or $0.21 per diluted share, for the 2003 period.

- Normalized EPS for the recent nine months was $0.26 per share, compared with $0.21 per share for the 2003 period. Normalized net income excluded $23.9 million of charges for severance arrangements; $3.6 million in non-cash charges related to eliminating certain operations in Latin America as well as a non-cash charge of $2.2 million on minority-owned investments in the 2004 period. In the same period of 2003, Gartner had $5.4 million of charges associated with a workforce reductions and a pre-tax gain of $5.5 million from an insurance recovery related to previous losses incurred from the sale of a business. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

Gene Hall, Gartner's chief executive officer, said, "Since joining Gartner as CEO in August, I have gained increased admiration for the Company's respected brand name, powerful customer value proposition, and stable revenue-generation model. We are committed to building on these strengths to further improve performance and enhance Gartner's shareholder value."

BUSINESS SEGMENT HIGHLIGHTS

Research revenue was $119 million for the 2004 third quarter, a 3% increase from the same period of 2003. For the first nine months of 2004, Research revenue totaled $360 million, a 3% increase compared with the 2003 period. Research contract value, a leading indicator of future revenue, was $489 million at September 30, 2004, increasing $19 million over the third quarter of 2003.

Consulting revenue was $60 million for the 2004 third quarter, a decrease of 5% from the same period last year. For the first nine months of this year, Consulting revenue was $192 million, a 1% increase from the 2003 period. Utilization has averaged 62% during 2004, up 6 points versus prior year, while billable headcount was 473 as of September 30, down 12% versus the prior year. Consulting backlog was $103 million at September 30, 2004, compared with $93 million a year earlier.

Events revenue was $19 million for the third quarter of 2004, increasing 17% from a year ago. For the first nine months of 2004, Events revenue was $74 million, increasing 14% from the 2003 period. The company held 44 events for the first nine months of 2004 versus 47 in 2003.

Excluding the effect of foreign currency, total revenue for the 2004 third quarter would have remained relatively flat versus 2003; cost of services and product development would have increased approximately 3%; and selling, general and administrative expenses would have increased approximately 4%. The impact of foreign currency on net income was negligible. Research contract value would have increased approximately 1% from the third quarter of 2003, excluding the effects of foreign currency.

Gartner's cash position was $157 million at September 30, 2004, compared with $230 million as of December 31, 2003. During the quarter, the Company closed on $200 million of bank financing in the form of a term loan and secured a $100 million revolving line of credit. In addition, the Company completed the Dutch auction self-tender offer for shares of Gartner's Class A and Class B Common Stock, and the purchase of Class A shares from Silver Lake Partners, L.P. As a result of these transactions, the Company purchased approximately 26 million shares at a total cost of $342 million.

BUSINESS OUTLOOK

The Company is contemplating a fourth quarter charge primarily related to closing certain facilities, restructuring within our international operations and non-cash charges related to the restructuring of certain internal systems. The Company is currently assessing the potential charge and will provide additional guidance when a final decision has been made.

For the fourth quarter ending December 31, 2004, the Company is targeting:

-     Total revenue of approximately $245 million to $254 million.

-     Research revenue of approximately $117 million to $119 million.

-     Consulting revenue of approximately $64 million to $67 million.

-     Events revenue of approximately $61 million to $64 million.

-     Other revenue of approximately $3 million to $4 million.

- GAAP and Normalized EPS of $0.15 to $0.18 per share. The estimated fully diluted share count for the quarter is 113 million shares. The EPS guidance excludes the impact of the above mentioned charges.

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call at 10:00 a.m. ET on Wednesday, October 27, 2004, to discuss the Company's financial results. The conference call will also be available via the Internet by accessing Gartner's web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

ABOUT GARTNER

Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more 3,500 associates, approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

NON-GAAP FINANCIAL MEASURES

Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EPS for 2003 also includes the effect of the convertible debt as if it had been converted at the beginning of 2003. Normalized EPS is based on net income, excluding other charges, (loss)/gain from investments, goodwill impairments and other non-cash charges. See "Supplemental Information" at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

SAFE HARBOR STATEMENT

Statements contained in this press release regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, ability to pay the Company's debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

CONTACT GARTNER, INC.
INVESTORS:

Lisa Nadler
203-316-3701
lisa.nadler@gartner.com

MEDIA:
Tom Hayes
203-316-6835
tom.hayes@gartner.com

                                  GARTNER, INC.
                 Condensed Consolidated Statements of Operations
               (Unaudited, in thousands, except per share amounts)

                                           Three Months Ended
                                             September, 30
                                            2004         2003                 2004         2003
                                          ---------    ---------            ---------    ---------
 Revenues:
    Research                              $ 119,004    $ 115,830        3%  $ 360,212    $ 349,347            3%
    Consulting                               60,073       62,998       -5%    192,308      191,302            1%
    Events                                   18,675       15,904       17%     74,057       64,705           14%
    Other                                     4,136        2,172       90%     11,835        9,150           29%
                                          ---------    ---------            ---------    ---------
 Total revenues                             201,888      196,904        3%    638,412      614,504            4%
 Costs and expenses:
    Cost of services and product
development                                 100,196       94,378        6%    310,058      300,151            3%
    Selling, general and administrative      85,090       79,169        7%    254,312      243,403            4%

    Depreciation                              6,589        9,046      -27%     21,370       27,835          -23%
    Amortization of intangibles and
goodwill impairments                            203          320      -37%      1,329        1,063           25%
    Other charges                             4,333            -        U      23,909        5,426            U
                                          ---------    ---------            ---------    ---------
 Total costs and expenses                   196,411      182,913        7%    610,978      577,878            6%
                                          ---------    ---------            ---------    ---------
 Operating income                             5,477       13,991      -61%     27,434       36,626          -25%
 (Loss) gain from investments                (2,184)         102        U      (2,145)       5,624            U
 Interest (expense) income, net                (602)      (5,774)       F          13      (16,928)           F
 Other (expense) income, net                   (189)        (148)       U      (3,625)         348            U
                                          ---------    ---------            ---------    ---------
 Income before income taxes                   2,502        8,171      -69%     21,677       25,670          -16%
 Provision for income taxes                   2,342        2,697      -13%     10,025        8,854           13%
                                          ---------    ---------            ---------    ---------
 Net income                               $     160    $   5,474      -97%  $  11,652    $  16,816          -31%
                                          =========    =========            =========    =========

Income per common share:
    Basic                                 $       -    $    0.07     -100%  $    0.09    $    0.21          -57%
    Diluted                               $       -    $    0.07     -100%  $    0.09    $    0.21          -57%

 Weighted average shares outstanding:
    Basic                                   121,767       78,026       56%    128,044       79,251           62%
    Diluted                                 124,318      128,934       -4%    130,923      128,363            2%

 SUPPLEMENTAL INFORMATION
 Normalized EPS (1)                       $    0.05    $    0.07      -29%  $    0.26    $    0.21           24%

(1) Normalized net income & EPS is based on net income, excluding other charges,
(loss)/gain from investments, goodwill impairments and other non-cash charges. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.

                                  GARTNER, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                     September 30,  December 31,
                                                        2004          2003
                                                     -------------  ------------
                                                     (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                           $156,641       $229,962     -32%
   Fees receivable, net                                 215,587        266,122     -19%
   Deferred commissions                                  26,967         27,751      -3%
   Prepaid expenses and other current assets             31,700         25,642      24%
                                                       --------       --------
Total current assets                                    430,895        549,477     -22%
Property, equipment and leasehold improvements, net      64,911         66,541      -2%
Goodwill                                                229,555        230,387       0%
Intangible assets, net                                      328            985     -67%
Other assets                                             68,601         69,874      -2%
                                                       --------       --------
TOTAL ASSETS                                           $794,290       $917,264     -13%
                                                       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities            $140,553       $175,609     -20%
   Deferred revenues                                    299,929        315,524      -5%
   Current portion of long term debt                     40,000              -
                                                       --------       --------
Total current liabilities                               480,482        491,133      -2%
Other liabilities                                        50,461         50,385       0%
Long term debt                                          160,000              -
                                                       --------       --------
TOTAL LIABILITIES                                       690,943        541,518      28%

TOTAL STOCKHOLDERS' EQUITY                              103,347        375,746     -72%
                                                       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $794,290       $917,264     -13%
                                                       ========       ========

                                  GARTNER, INC.
                 Condensed Consolidated Statements of Cash Flows
                            (Unaudited, in thousands)

                                                                           Nine Months Ended
                                                                             September 30,
                                                                          2004         2003
                                                                        ---------    ---------
OPERATING ACTIVITIES:
Net income                                                              $  11,652    $  16,816
Adjustments to reconcile net income to net cash provided by Operating activities:
   Depreciation and amortization, including goodwill impairments           22,699       28,898
   Non-cash compensation                                                    1,273          758
   Tax benefit associated with employees' exercise of stock options         8,262        1,423
   Deferred taxes                                                             409           88
   Loss (Gain) from investments, net                                        2,145       (5,624)
   Accretion of interest and amortization of debt issue costs               1,915       17,909
   Non-cash charges associated with South America closings                  2,943            -
Changes in assets and liabilities:
   Fees receivable, net                                                    49,352       68,646
   Deferred commissions                                                       698        2,249
   Prepaid expenses and other current assets                               (6,215)       1,300
   Other assets                                                            (1,320)      (2,014)
   Deferred revenues                                                      (14,107)     (11,964)
   Accounts payable and accrued liabilities                               (33,432)      (2,557)
                                                                        ---------    ---------
CASH PROVIDED BY OPERATING ACTIVITIES                                      46,274      115,928
                                                                        ---------    ---------
INVESTING ACTIVITIES:
Proceeds from insurance recovery                                                -        5,464
Payments for Investments                                                        -       (1,507)
Additions to property, equipment and leasehold improvements               (19,036)     (16,401)
                                                                        ---------    ---------
CASH USED IN INVESTING ACTIVITIES                                         (19,036)     (12,444)
                                                                        ---------    ---------
FINANCING ACTIVITIES:
Proceeds from stock issued for stock plans                                 56,472       20,956
Payments for debt issuance costs                                           (2,821)        (570)
Proceeds from debt                                                        200,000            -
Purchases of treasury stock                                              (352,262)     (32,380)
                                                                        ---------    ---------
CASH USED IN FINANCING ACTIVITIES                                         (98,611)     (11,994)
                                                                        ---------    ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                      (71,373)      91,490
EFFECTS OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS                     (1,948)       5,790
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            229,962      109,657
                                                                        ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                $ 156,641    $ 206,937
                                                                         =========    ========

SELECTED STATISTICAL DATA
(Dollars In thousands)

                               September 30,  September 30,
                                   2004           2003
                               -------------  -------------
Research contract value           $489,223      $469,605
Consulting backlog                $103,383      $ 92,804
Research client organizations        8,506         8,698

BUSINESS SEGMENT DATA
(Dollars in thousands)

                                         Direct       Gross       Contrib.
                             Revenue    Expense    Contribution   Margin
                             -------    -------    ------------   -------
THREE MONTHS ENDED 9/30/04
Research                     $119,004   $ 46,954     $ 72,050      61%
Consulting                     60,073     39,335       20,738      35%
Events                         18,675     12,104        6,571      35%
Other                           4,136        383        3,753      91%
                             --------   --------     --------
TOTAL                        $201,888   $ 98,776     $103,112      51%
                             ========   ========     ========

THREE MONTHS ENDED 9/30/03
Research                     $115,830   $ 42,500     $ 73,330      63%
Consulting                     62,998     41,318       21,680      34%
Events                         15,904     10,741        5,163      32%
Other                           2,172        797        1,375      63%
                             --------   --------     --------
TOTAL                        $196,904   $ 95,356     $101,548      52%
                             ========   ========     ========

NINE MONTHS ENDED 9/30/04
Research                     $360,212   $136,130     $224,082      62%
Consulting                    192,308    121,492       70,816      37%
Events                         74,057     43,520       30,537      41%
Other                          11,835      1,312       10,523      89%
                             --------   --------     --------
TOTAL                        $638,412   $302,454     $335,958      53%
                             ========   ========     ========

NINE MONTHS ENDED 9/30/03
Research                     $349,347   $126,966     $222,381      64%
Consulting                    191,302    125,994       65,308      34%
Events                         64,705     40,610       24,095      37%
Other                           9,150      2,815        6,335      69%
                             --------   --------     --------
TOTAL                        $614,504   $296,385     $318,119      52%
                             ========   ========     ========

SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to Normalized
(in thousands, except per share data)

                                              THREE MONTHS ENDED SEPTEMBER 30,
                               ----------------------------------------------------------
                                           2004                          2003
                               ---------------------------    ---------------------------
                                After-                         After-
                                 Tax                            Tax
                                Income     Shares     EPS      Income     Shares     EPS
                               --------    -------   -----    --------    -------   -----
GAAP Basic EPS                 $    160    121,767   $0.00    $  5,474     78,026   $0.07
Share equivalents from stock
  compensation shares                 -      2,551   (0.00)          -      1,878   (0.00)
Convertible long-term debt            -          -       -       3,341     49,030   (0.00)
                               --------    -------   -----    --------    -------   -----
GAAP Diluted EPS               $    160    124,318   $0.00    $  8,815    128,934   $0.07

Other charges (1)                 3,698          -    0.03           -          -       -
Non-cash charges (2)              2,186          -    0.02           -          -       -
Goodwill impairments (3)              -          -       -           -          -       -
Income from investments              (1)         -   (0.00)        (68)         -   (0.00)
                               --------    -------   -----    --------    -------   -----
Normalized net income & EPS    $  6,043    124,318   $0.05    $  8,747    128,934   $0.07
                               ========    =======   =====    ========    =======   =====

                                               NINE MONTHS ENDED SEPTEMBER 30,
                               ----------------------------------------------------------
                                           2004                          2003
                               ---------------------------    ---------------------------
                                After-                         After-
                                 Tax                            Tax
                                Income     Shares     EPS      Income     Shares     EPS
                               --------    -------  ------    --------    -------   -----
GAAP Basic EPS                 $ 11,652    128,044  $ 0.09    $ 16,816     79,251   $ 0.21
Share equivalents from stock
  compensation shares                 -      2,879   (0.00)          -        797    (0.00)
Convertible long-term debt            -          -       -       9,908     48,315    (0.00)
                               --------    -------  ------    --------    -------   ------
GAAP Diluted EPS               $ 11,652    130,923  $ 0.09    $ 26,724    128,363   $ 0.21

Other charges (1)                16,953          -    0.13       3,635          -     0.03
Non-cash charges (2)              5,129          -    0.04           -          -        -
Goodwill impairments (3)            739          -    0.00           -          -        -
Income from investments (4)         (27)         -   (0.00)     (3,386)         -    (0.03)
                               --------    -------  ------    --------    -------   ------
Normalized net income & EPS    $ 34,446    130,923  $ 0.26    $ 26,974    128,363   $ 0.21
                               ========    =======  ======    ========    =======   ======

GENERAL NOTES & FOOTNOTES

- Normalized net income & EPS is based on net income, excluding other charges, (loss)/gain from investments, goodwill impairments and non-cash charges. Normalized EPS includes the effect of the convertible debt as if it had been converted at the beginning of 2003 in order to be on a comparable basis with 2004. We believe normalized EPS is an important measure of our recurring operations.

-     The normalized effective tax rate was 33% for 2004 and 2003.

(1) Other charges during both years were for costs associated with reductions in workforce. Other charges during 2004 also included costs associated with closing certain operations in South America.

(2) The non-cash charges in 2004 were associated with our closing of certain operations in South America recorded in "Other (expenses) income, net and a loss in minority owned investments recorded in "Loss (gain) from investments."

(3) The goodwill impairments in 2004 were associated with our closing of certain operations in South America and were recorded in Amortization of intangibles and goodwill impairments.

(4) The 2003 gain from investments includes a pre-tax $5.5 million insurance recovery relating to previous losses

      Incurred associated with the sale of a business